Exhibit 99.1
	BOSTON, Nov. 11, 1998-- Inso Corporation today announced that it has entered into a definitive agreement to acquire all the outstanding stock of Sherpa Systems Corporation. Sherpa is a leading provider of product data management (PDM) solutions that manage mission-critical information about an enterprise's most important assets -- its products -- through the product lifecycle process of design, testing, manufacturing, and delivery. Through the use of Sherpa's solutions, customers are able to administer global networks of design centers and manufacturing sites within a single process that insures quality and design integrity throughout the production process.

	The transaction will be a stock purchase between a subsidiary of Inso and Sherpa shareholders followed by a merger. As a result, all outstanding shares of Sherpa common stock will be exchanged for cash of approximately $28.5 million and 1.5 million warrants. The warrants have a 24-month term and the right to purchase shares of Inso Corporation common stock at an exercise price of $23.50 per share. The total value of the acquisition is expected to be approximately $35 million.

	With a broad Global 2000 customer base, and the largest installed base of any enterprise PDM vendor, Sherpa will complement Inso's existing mission-critical publishing applications to provide an integrated information management and distribution system for large organizations. Through the addition of Inso's significant expertise in XML and structured content distribution technologies, including component-level information management and assembly and both structured and full text searching, Sherpa will be uniquely positioned to provide the backbone for information management and distribution for the enterprise. The acquisition will also substantially increase the resources available to Sherpa to address customer needs into the future.

	``We are excited about the addition of Sherpa's great people, customers, and technology to Inso,'' said Steven R. Vana-Paxhia, President and Chief Executive Officer of Inso Corporation. ``This acquisition significantly expands Inso's technologies designed to help manage information through the most essential business processes of the national and global enterprise. Sherpa's customers will have available a much-expanded set of information delivery tools to meet information access needs now and in the future. This combination will significantly increase Inso's presence in our target Global 2000 market, and raises the bar dramatically for all PDM and electronic information distribution systems. Through the integration of our award-winning Outside In Server dynamic Web publishing and DynaBase Web content management systems with SherpaWORKS, we are positioned to be the only vendor that can provide an integrated product data management and distribution solution that meets the demands of the extended enterprise.''

	``The merger of our organizations represents a significant event in the evolution of the enterprise application market,'' said John C. Moore, President and Chief Executive Officer of Sherpa Systems Corporation. "Sherpa has consistently focused its attention on providing "best in class" software solutions that guide the manufacturing enterprise to higher productivity. The synergy of our technologies and the combination of our respective organizations will provide for Web-based enterprise product information management to meet the growing demand of the end user communities in our target markets."

	As part of the merger, approximately 200 Sherpa employees will become Inso employees. The headquarters of the Sherpa business will remain in Milpitas, California following the transition. Key members of Sherpa's existing management team, including John Moore and Steve Baunach, Chief Technology
Officer, will remain with Inso.

	Completion of the transaction is subject to certain conditions, including expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. It is currently expected that the transaction will close late in 1998 or early 1999. The merger will be accounted for as a purchase. In 1997, Sherpa had revenues of approximately $35 million.

	Inso Corporation is a leading global provider of electronic publishing and content management tools for critical business information. With Inso's Enterprise Publishing Platform, organizations gain an integrated system for managing, distributing, publishing, and continually updating their intellectual property. Inso's award-winning technology enables large corporations to exchange and publish all types of information, from the simplest memo to the most complex multimedia document. For more information, visit the Inso Web site at http://www.inso.com.

	Outside In, DynaBase, Inso, and the Inso logo are registered trademarks of Inso Corporation in the United States and/or other countries. SherpaWORKS is a trademark of Sherpa Systems Corporation. All other company and product names are trademarks or registered trademarks of their respective owners.